Exhibit 99.1

The New York Times Company Reports 2013 Fourth-Quarter and Full-Year Results

NEW YORK--(BUSINESS WIRE)--February 6, 2014--The New York Times Company (NYSE:NYT) announced today fourth-quarter 2013 diluted earnings per share from continuing operations of $.24 compared with $.76 in the same period of 2012. Excluding severance and special items, diluted earnings per share from continuing operations decreased to $.26 in the fourth quarter of 2013 compared with $.31 in the fourth quarter of 2012. The fourth quarter and full year of 2012 included an additional week compared with 2013.

The Company had an operating profit of $68.9 million in the fourth quarter of 2013 compared with $35.4 million in the same period of 2012, largely due to a special item in the fourth quarter of 2012, which is discussed below. Excluding depreciation, amortization, severance and special items, operating profit declined to $96.6 million from $110.0 million in the fourth quarter of 2012, due principally to the extra week in 2012 and the impact of significant investment in the Company's growth strategy.

For full-year 2013, the Company had an operating profit of $156.1 million compared to $103.7 million in 2012. Excluding depreciation, amortization, severance and special items, operating profit in 2013 grew to $256.3 million from $245.2 million in 2012.

“2013 was a busy year for the Company,” said Mark Thompson, president and chief executive officer. “We launched a new strategy, reorganized the Company, reenergized our advertising department under new leadership, rebranded our international newspaper as the International New York Times and sold the New England Media Group. In 2014, we will build on those efforts with new digital consumer product launches beginning in the spring, new digital advertising products and a continued focus on international growth.

“Our 2013 results reflect progress in some of the fundamentals of our business. Advertising revenue showed notable improvement in the second half of the year. Advertising revenues in the fourth quarter were down 1 percent on a like-for-like basis, excluding that extra week in 2012, the best quarterly performance in more than three years. With approximately 33,000 net additional digital subscribers, the fourth quarter saw more growth in our digital subscription business than either the second or third quarters. Total revenues for the Company would have grown slightly year-over-year had it not been for the extra week in 2012.

“Throughout the year, we continued to make progress in solidifying our balance sheet and in significantly improving the underfunded status of our qualified pension plans.”

Sale of New England Media Group - Discontinued Operations

In the fourth quarter of 2013, the Company completed the sale of its New England Media Group (NEMG) – consisting of The Boston Globe, BostonGlobe.com, Boston.com, Worcester Telegram & Gazette, Telegram.com and related properties – and its 49 percent interest in Metro Boston for approximately $70 million in cash, subject to customary adjustments. The net after-tax proceeds from the sale, including a tax benefit, were approximately $74 million.

As a result of the sale, the Company recorded a $49.1 million post-retirement curtailment gain in the fourth quarter of 2013. After-tax net income from discontinued operations was $26.9 million in the quarter, including the post-retirement curtailment gain.

Comparisons

Unless otherwise noted, all comparisons are for the fourth quarter of 2013 to the fourth quarter of 2012. The results of NEMG, which was sold at the beginning of the fourth quarter of 2013, are reported within discontinued operations in 2013 and 2012; and the results of the Regional Media Group, which was sold in the first quarter of 2012, and the About Group, which was sold in the fourth quarter of 2012, are also reported within discontinued operations in 2012.

Due to the Company’s fiscal calendar, the 2012 fourth-quarter and full-year results included an additional week (14 weeks and 53 weeks) compared with the 2013 fourth quarter and year (13 weeks and 52 weeks). A reconciliation of revenues excluding the estimated effect of the additional week to revenues with the additional week is included in the exhibits to this release.

This release includes non-GAAP financial measures, a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Fourth-quarter 2013 results included the following special item:

  A $3.2 million ($1.9 million after tax or $.01 per share) non-cash settlement charge in connection with the Company’s immediate pension benefit offer to certain former employees.

Fourth-quarter 2012 results included the following special items:

  A $164.6 million ($102.4 million after tax or $.66 per share) gain on the sale of the Company’s ownership interest in Indeed.com, a search engine for jobs.
  A $47.7 million ($27.7 million after tax or $.18 per share) non-cash settlement charge in connection with the Company’s immediate pension benefit offer to certain former employees.
  A $2.6 million ($1.5 million after tax or $.01 per share) charge in connection with a legal settlement.

In addition, the Company had severance costs of $4.0 million ($2.4 million after tax or $.01 per share) and $5.9 million ($3.5 million after tax or $.02 per share) in the fourth quarters of 2013 and 2012, respectively.

Results from Continuing Operations

Revenues

Total fourth-quarter revenues decreased 5.2 percent to $443.9 million from $468.1 million. Circulation revenues decreased 3.9 percent, advertising revenues were down 6.3 percent and other revenues decreased 5.6 percent.

Excluding the additional week in 2012, estimated total revenues increased 0.4 percent, with circulation revenues up 2.7 percent and advertising and other revenues down 1.3 percent and 4.4 percent, respectively. Circulation revenues rose as the Company’s digital subscription initiatives and the 2013 increase in print home-delivery prices at The New York Times more than offset a decline in print copies sold.

Paid subscribers to the Company’s digital-only subscription packages, e-readers and replica editions totaled approximately 760,000 as of the end of the fourth quarter of 2013, an increase of 19 percent compared with the end of the fourth quarter of 2012.

Revenues from the Company’s digital-only subscription packages, e-readers and replica editions were $39.1 million in the fourth quarter of 2013, up 13.7 percent from the fourth quarter of 2012, and for the full year of 2013 totaled $149.1 million, up 33.5 percent from 2012. Excluding the additional week in 2012, estimated digital-only subscription revenues increased 22.1 percent in the fourth quarter of 2013 and 36.4 percent for full-year 2013.

Fourth-quarter print and digital advertising revenues decreased 6.3 percent and 6.5 percent, respectively. Digital advertising revenues were $53.0 million compared with $56.7 million in the 2012 fourth quarter. Excluding the additional week, estimated print and digital advertising revenues decreased 1.6 percent and 0.2 percent, respectively.

For the full year of 2013, print and digital advertising revenues decreased 7.0 percent and 4.3 percent, respectively. Digital advertising revenues were $162.9 million in 2013 compared with $170.3 million for the full year of 2012. Excluding the additional week, estimated print and digital advertising revenues decreased 5.6 percent and 2.3 percent, respectively.

Operating Costs

In the fourth quarter, operating costs decreased 2.8 percent to $371.8 million from $382.4 million. Excluding depreciation, amortization and severance, operating costs decreased 3.0 percent to $347.2 million from $358.1 million. In addition to the effect of the additional week in 2012, costs declined mainly due to printing and distribution efficiencies as well as lower professional fees and raw materials expense.

Other Data

Joint Ventures

Income from joint ventures was $0.2 million compared with $0.8 million in the prior-year period largely due to lower results for the paper mills in which the Company has investments.

Interest Expense, net

Interest expense, net decreased to $13.9 million from $16.4 million due to a lower level of debt outstanding as a result of repurchases and, in the fourth quarter of 2012, a charge associated with the termination of the Company’s $125.0 million revolving credit facility.

Income Taxes

The Company had income tax expense of $16.4 million (effective tax rate of 29.8 percent) in the fourth quarter of 2013 and income tax expense of $66.2 million (effective tax rate of 35.9 percent) in the fourth quarter of 2012. The fourth-quarter 2013 tax rate was favorably affected by strong returns on corporate-owned life insurance investments and the reversal of reserves for uncertain tax positions due to the lapse of applicable statutes of limitations. The Company’s effective tax rate in the fourth quarter of 2012 was favorably affected by a lower income tax rate on the sale of the Company’s ownership interest in Indeed.com.

The Company had income tax expense of $37.9 million (effective tax rate of 40.0 percent) for the full year of 2013 and income tax expense of $94.6 million (effective tax rate of 36.6 percent) for the full year of 2012.

Liquidity

As of December 29, 2013, the Company had cash and marketable securities of approximately $1.0 billion (excluding restricted cash of approximately $28 million that is mainly subject to certain collateral requirements). Total debt and capital lease obligations were approximately $684.2 million.

Capital Expenditures

Capital expenditures totaled $13.1 million in the fourth quarter of 2013 and $22.3 million for the full year of 2013.

Pension Obligations

For accounting purposes on a GAAP basis, based on preliminary results, the underfunded status of the Company’s qualified pension plans as of December 29, 2013, was approximately $80.0 million compared with approximately $350.0 million as of December 30, 2012. The funded status of the Company’s qualified pension plans was favorably impacted from a higher discount rate and strong pension asset performance in 2013.

Outlook

Total circulation revenues are expected to increase in the low single digits in the first quarter of 2014 compared with the first quarter of 2013 as the Company expects to continue to benefit from its digital subscription initiatives as well as from the print home-delivery price increase implemented in January.

Total advertising revenue trends in the first quarter of 2014 are expected to be similar to the level experienced in the fourth quarter of 2013 based on a 13-week comparison.

The Company expects first-quarter 2014 operating costs to increase in the low to mid-single digits compared with the first quarter of 2013 as investments around the Company’s strategic growth initiatives accelerate.

In addition, the Company expects the following on a pre-tax basis in 2014:

  Results from joint ventures: loss of $1 million to $0,
  Depreciation and amortization: $75 to $85 million,
  Interest expense, net: $55 to $60 million, and
  Capital expenditures: $35 to $45 million.

Conference Call Information

The Company’s fourth-quarter and full-year 2013 earnings conference call will be held on Thursday, February 6 at 11:00 a.m. E.T. To access the call, dial 877-201-0168 (in the U.S.) or 647-788-4901 (international callers). The passcode is 29415055. Participants should dial in to the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 855-859-2056 (in the U.S.) and at 404-537-3406 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Sunday, February 16. The passcode is 29415055.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of circulation and advertising generated by the Company’s various markets and the development of the Company’s digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2012. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, International New York Times, NYTimes.com, international.nytimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share data)

	Fourth Quarter			Full Year
	2013	2012	% Change	2013	2012	% Change
	(13 weeks)	(14 weeks)		(52 weeks)	(53 weeks)
Revenues
Circulation	$207,674	$216,123	-3.9%	$824,277	$795,037	3.7%
Advertising	212,092	226,461	-6.3%	666,687	711,829	-6.3%
Other(a)	24,094	25,530	-5.6%	86,266	88,475	-2.5%
Total revenues	443,860	468,114	-5.2%	1,577,230	1,595,341	-1.1%
Operating costs
Production costs	164,515	177,440	-7.3%	626,913	651,318	-3.7%
Selling, general and administrative costs	186,744	186,501	0.1%	706,354	711,112	-0.7%
Depreciation and amortization(b)	20,496	18,492	10.8%	78,477	78,980	-0.6%
Total operating costs	371,755	382,433	-2.8%	1,411,744	1,441,410	-2.1%
Pension settlement expense(c)	3,228	47,657	-93.2%	3,228	47,657	-93.2%
Other expense(d)	—	2,620	*	—	2,620	*
Multiemployer pension withdrawal expense(e)	—	—	N/A	6,171	—	N/A
Operating profit	68,877	35,404	94.5%	156,087	103,654	50.6%
Gain on sale of investment(f)	—	164,630	*	—	220,275	*
Write-down of investments(g)	—	—	N/A	—	5,500	*
Income/(loss) from joint ventures	183	847	-78.4%	(3,215)	2,936	*
Interest expense, net	13,904	16,402	-15.2%	58,073	62,808	-7.5%
Income from continuing operations before income taxes	55,156	184,479	-70.1%	94,799	258,557	-63.3%
Income tax expense	16,419	66,171	-75.2%	37,892	94,617	-60.0%
Income from continuing operations	38,737	118,308	-67.3%	56,907	163,940	-65.3%
Income/(loss) from discontinued operations, net of income taxes(h)	26,944	60,080	-55.2%	7,949	(27,927)	*
Net income	65,681	178,388	-63.2%	64,856	136,013	-52.3%
Net (income)/loss attributable to the noncontrolling interest	(55)	(267)	-79.4%	249	(166)	*
Net income attributable to The New York Times Company common stockholders	$65,626	$178,121	-63.2%	$65,105	$135,847	-52.1%

Amounts attributable to The New York Times Company common stockholders:
Income from continuing operations	$38,682	$118,041	-67.2%	$57,156	$163,774	-65.1%
Income/(loss) from discontinued operations, net of income taxes	26,944	60,080	-55.2%	7,949	(27,927)	*
Net income	$65,626	$178,121	-63.2%	$65,105	$135,847	-52.1%

Average number of common shares outstanding:
Basic	150,162	148,461	1.1%	149,755	148,147	1.1%
Diluted	160,013	154,685	3.4%	157,774	152,693	3.3%

Basic earnings/(loss) per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.26	$0.80	-67.5%	$0.38	$1.11	-65.8%
Income/(loss) from discontinued operations, net of income taxes	0.18	0.40	-55.0%	0.05	(0.19)	*
Net income	$0.44	$1.20	-63.3%	$0.43	$0.92	-53.3%

Diluted earnings/(loss) per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.24	$0.76	-68.4%	$0.36	$1.07	-66.4%
Income/(loss) from discontinued operations, net of income taxes	0.17	0.39	-56.4%	0.05	(0.18)	*
Net income	$0.41	$1.15	-64.3%	$0.41	$0.89	-53.9%
Dividends declared per share	$0.04	$—	N/A	$0.08	$—	N/A

* Represents an increase or decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	Other revenues consist primarily of revenues from news services/syndication, digital archives, rental income and conferences/events.

(b)	Includes $1.0 million of accelerated depreciation expense in the fourth quarter of 2013 for software and certain assets related to the Company’s building.

(c)	In the fourth quarters of 2013 and 2012, the Company recorded non-cash settlement charges of $3.2 million and $47.7 million, respectively, in connection with the Company’s immediate pension benefit offers to certain former employees.

(d)	In the fourth quarter of 2012, the Company recorded a $2.6 million charge in connection with a legal settlement.

(e)	In the third quarter of 2013, the Company recorded a $6.2 million charge for a partial withdrawal obligation under a multiemployer pension plan.

(f)	In the fourth quarter of 2012, the Company recorded a $164.6 million gain on the sale of its ownership interest in Indeed.com, a search engine for jobs. In the second quarter of 2012, the Company recorded a $37.8 million gain on the sale of its remaining 210 units in Fenway Sports Group. In the first quarter of 2012, the Company recorded a $17.8 million gain on the sale of 100 of its units in Fenway Sports Group.

(g)	In the first and third quarters of 2012, the Company recorded a $4.9 million and $0.6 million non-cash charge, respectively, for the write-down of certain investments.

(h)	In the fourth quarter of 2013, the Company completed the sale of NEMG - consisting of The Boston Globe, BostonGlobe.com, Boston.com, Worcester Telegram & Gazette, Telegram.com and related properties - and its 49% interest in Metro Boston. The results of NEMG have been classified as discontinued operations for all periods presented. The gain/(loss) on sale, net of income taxes, includes a $49.1 million post-retirement curtailment gain.

In the fourth quarter of 2012, the Company completed the sale of the About Group, consisting of About.com, ConsumerSearch.com, CalorieCount.com and related businesses. The results of the About Group have been classified as discontinued operations in 2012.

In the first quarter of 2012, the Company completed the sale of the Regional Media Group, consisting of 16 regional newspapers, other print publications and related businesses. The results of the Regional Media Group have been classified as discontinued operations in 2012.

The following tables summarize the 2013 and 2012 results of operations presented as discontinued operations for NEMG, the About Group and the Regional Media Group:

	Fourth Quarter				Fourth Quarter
	2013				2012
	New England Media Group	About Group	Regional Media Group	Total	New England Media Group	About Group	Regional Media Group	Total
Revenues	$18,940	$—	$—	$18,940	$107,704	$—	$—	$107,704
Total operating costs	19,337	—	—	19,337	97,167	—	—	97,167
(Loss)/income from joint ventures	(32)	—	—	(32)	80	—	—	80
Interest expense, net	1	—	—	1	—	—	—	—
Pre-tax (loss)/income	(430)	—	—	(430)	10,617	—	—	10,617
Income tax expense	694	294	—	988	10,326	—	—	10,326
(Loss)/income from discontinued operations, net of income taxes	(1,124)	(294)	—	(1,418)	291	—	—	291
Gain/(loss) on sale, net of income taxes:
Gain/(loss) on sale	47,561	419	—	47,980	—	96,675	(724)	95,951
Income tax expense	19,457	161	—	19,618	—	34,785	1,377	36,162
Gain/(loss) on sale, net of income taxes	28,104	258	—	28,362	—	61,890	(2,101)	59,789
Income/(loss) from discontinued operations, net of income taxes	$26,980	$(36)	$—	$26,944	$291	$61,890	$(2,101)	$60,080

THE NEW YORK TIMES COMPANY
FOOTNOTES (continued)
(Dollars in thousands)

	Full Year				Full Year
	2013				2012
	New England Media Group	About Group	Regional Media Group	Total	New England Media Group	About Group	Regional Media Group	Total
Revenues	$287,677	$—	$—	$287,677	$394,739	$74,970	$6,115	$475,824
Total operating costs	281,414	—	—	281,414	385,527	51,140	8,017	444,684
Multiemployer pension withdrawal expense(a)	7,997	—	—	7,997	—	—	—	—
Write-down of assets(b)	34,300	—	—	34,300	—	194,732	—	194,732
(Loss)/income from joint ventures	(240)	—	—	(240)	68	—	—	68
Interest expense, net	9	—	—	9	7	—	—	7
Pre-tax (loss)/income	(36,283)	—	—	(36,283)	9,273	(170,902)	(1,902)	(163,531)
Income tax (benefit)/expense	(13,373)	(2,497)	—	(15,870)	10,717	(60,065)	(736)	(50,084)
(Loss)/income from discontinued operations, net of income taxes	(22,910)	2,497	—	(20,413)	(1,444)	(110,837)	(1,166)	(113,447)
Gain/(loss) on sale, net of income taxes:
Gain/(loss) on sale	47,561	419	—	47,980	—	96,675	(5,441)	91,234
Income tax expense/(benefit)(c)	19,457	161	—	19,618	—	34,785	(29,071)	5,714
Gain on sale, net of income taxes	28,104	258	—	28,362	—	61,890	23,630	85,520
Income/(loss) from discontinued operations, net of income taxes	$5,194	$2,755	$—	$7,949	$(1,444)	$(48,947)	$22,464	$(27,927)

(a)

The pension withdrawal expense recorded in the third quarter of 2013 related to estimated charges for complete or partial withdrawal obligations under multiemployer pension plans triggered by the sale of NEMG.

(b)	Included in the write-down of assets in 2013 is the impairment of fixed assets related to NEMG. Included in the write-down of assets in 2012 is the impairment of goodwill related to the About Group.

(c)	The income tax benefit for the Regional Media Group included a tax deduction for goodwill, which was previously non-deductible, triggered upon the sale of the Regional Media Group.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance and special items; revenues excluding the estimated effect of the additional week in the 2012 fiscal calendar; operating profit before depreciation, amortization, severance and special items; and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. In addition, because the Company’s 2012 fiscal fourth quarter and year included an additional week (14 weeks and 53 weeks) compared with the 2013 fiscal fourth quarter and year (13 weeks and 52 weeks), the Company has disclosed revenues excluding the estimated effect of the additional week in 2012. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, revenues, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Diluted earnings/(loss) per share from continuing operations excluding severance and special items (if any) provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items (if any) is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings/(loss) per share from continuing operations, revenues, operating profit/(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance and special items

	Fourth Quarter			Full Year
	2013	2012	% Change	2013	2012	% Change
Diluted earnings per share from continuing operations	$0.24	$0.76	-68.4%	$0.36	$1.07	-66.4%
Add:
Severance	0.01	0.02		0.05	0.04
Special items:
Gain on sale of investments	—	(0.66)		—	(0.87)
Pension settlement expense	0.01	0.18		0.01	0.18
Other expense	—	0.01		—	0.01
Multiemployer pension withdrawal expense	—	—		0.02	—
Write-down of investments	—	—		—	0.02
Diluted earnings per share from continuing operations excluding severance and special items	$0.26	$0.31	-16.1%	$0.44	$0.45	-2.2%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of revenues by category excluding the estimated effect of the additional week in 2012

	Fourth Quarter
		2012 As	Additional	2012
	2013	Reported	Week	Adjusted	% Change
	(13 weeks)	(14 weeks)		(13 weeks)
Circulation(1)	$207,674	$216,123	$(13,903)	$202,220	2.7%
Advertising:
Print	159,112	169,771	(7,990)	161,781	-1.6%
Digital	52,980	56,690	(3,623)	53,067	-0.2%
Total advertising	212,092	226,461	(11,613)	214,848	-1.3%
Other	24,094	25,530	(326)	25,204	-4.4%
Total revenues	$443,860	$468,114	$(25,842)	$442,272	0.4%
(1) Includes digital-only subscription revenues of:	$39,139	$34,421	$(2,377)	$32,044	22.1%

	Full Year
		2012 As	Additional	2012
	2013	Reported	Week	Adjusted	% Change
	(52 weeks)	(53 weeks)		(52 weeks)
Circulation(1)	$824,277	$795,037	$(13,903)	$781,134	5.5%
Advertising:
Print	503,809	541,550	(7,990)	533,560	-5.6%
Digital	162,878	170,279	(3,623)	166,656	-2.3%
Total advertising	666,687	711,829	(11,613)	700,216	-4.8%
Other	86,266	88,475	(326)	88,149	-2.1%
Total revenues	$1,577,230	$1,595,341	$(25,842)	$1,569,499	0.5%
(1) Includes digital-only subscription revenues of:	$149,135	$111,674	$(2,377)	$109,297	36.4%

Reconciliation of advertising revenues by category excluding the estimated effect of the additional week in 2012

	Fourth Quarter
		2012 As	Additional	2012
	2013	Reported	Week	Adjusted	% Change
	(13 weeks)	(14 weeks)		(13 weeks)
Advertising:
National	$166,666	$174,291	$(9,328)	$164,963	1.0%
Retail	30,002	34,043	(1,188)	32,855	-8.7%
Classified:
Help-Wanted	3,116	3,772	(238)	3,534	-11.8%
Real Estate	6,196	7,223	(504)	6,719	-7.8%
Automotive	399	814	(99)	715	-44.2%
Other	4,132	4,225	(256)	3,969	4.1%
Total Classified	13,843	16,034	(1,097)	14,937	-7.3%
Other	1,581	2,093	—	2,093	-24.5%
Total advertising	$212,092	$226,461	$(11,613)	$214,848	-1.3%

	Full Year
		2012 As	Additional	2012
	2013	Reported	Week	Adjusted	% Change
	(52 weeks)	(53 weeks)		(52 weeks)
Advertising:
National	$522,085	$545,889	$(9,328)	$536,561	-2.7%
Retail	82,614	95,707	(1,188)	94,519	-12.6%
Classified:
Help-Wanted	14,217	16,592	(238)	16,354	-13.1%
Real Estate	25,199	28,831	(504)	28,327	-11.0%
Automotive	1,739	3,669	(99)	3,570	-51.3%
Other	15,914	15,483	(256)	15,227	4.5%
Total Classified	57,069	64,575	(1,097)	63,478	-10.1%
Other	4,919	5,658	—	5,658	-13.1%
Total advertising	$666,687	$711,829	$(11,613)	$700,216	-4.8%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance and special items

	Fourth Quarter			Full Year
	2013	2012	% Change	2013	2012	% Change
	(13 weeks)	(14 weeks)		(52 weeks)	(53 weeks)
Operating profit	$68,877	$35,404	94.5%	$156,087	$103,654	50.6%
Add:
Depreciation & amortization	20,496	18,492		78,477	78,980
Severance	4,036	5,872		12,382	12,267
Special items:
Pension settlement expense	3,228	47,657		3,228	47,657
Other expense	—	2,620		—	2,620
Multiemployer pension withdrawal expense	—	—		6,171	—
Operating profit before depreciation & amortization, severance and special items	$96,637	$110,045	-12.2%	$256,345	$245,178	4.6%

Reconciliation of operating costs before depreciation & amortization, severance and raw materials

	Fourth Quarter			Full Year
	2013	2012	% Change	2013	2012	% Change
	(13 weeks)	(14 weeks)		(52 weeks)	(53 weeks)
Operating costs	$371,755	$382,433	-2.8%	$1,411,744	$1,441,410	-2.1%
Less:
Depreciation & amortization	20,496	18,492		78,477	78,980
Severance	4,036	5,872		12,382	12,267
Operating costs before depreciation & amortization and severance	347,223	358,069	-3.0%	1,320,885	1,350,163	-2.2%
Less:
Raw materials	25,973	30,418		92,886	106,381
Operating costs before depreciation & amortization, severance and raw materials	$321,250	$327,651	-2.0%	$1,227,999	$1,243,782	-1.3%

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Media:
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or
Investors:
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